Exhibit 10.1

April 29, 2022

Michelle Keefe

1030 Sync Street

Morrisville, North Carolina 27560

Dear Michelle,

On behalf of Syneos Health (the “Company”), the Board of Directors (the “Board”) and all of us who’ve been engaged in the conversation, I’m delighted to offer you the position of Chief Executive Officer (“CEO”) with duties, responsibilities, and authorities commensurate with such position, reporting solely and directly to the Board. You will also be appointed to serve as a member of the Board.

We’re confident that your contributions as CEO will shape the business, drive performance and actualize our vision of Shortening the Distance from Lab to Life.

We have discussed that you will continue to be based out of our office in New York City.

Base Salary. Your annual base salary will be $1,000,000 US Dollars (USD), payable in accordance with the Company’s standard payroll schedule and pro-rated for any partial year of employment as CEO. This salary will be subject to annual review for increase (but not decrease) as determined by the Board (or a subcommittee thereof) in its sole discretion and pursuant to the Company’s employee compensation policies in effect from time to time.

Employee Benefits; Expenses. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company will reimburse you for all reasonable and necessary expenses actually incurred by you in connection with the business affairs of the Company and the performance of your duties hereunder, in accordance with Company policy as in effect from time to time.

MIP. You will continue to be eligible to participate in the Syneos Health Management Incentive Plan (MIP). The MIP provides eligible employees an annual cash incentive for achieving performance goals established annually, at the discretion of the Board (or a subcommittee thereof). Your annual MIP target will be 120% of your annual base salary (and will be pro-rated for 2022 to reflect your partial year as CEO). MIP payouts can potentially range from zero to 200% of your target.

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LTIP. You will continue to be eligible to participate in the Syneos Health Long Term Incentive Plan (LTIP). LTIP awards are typically granted in the first quarter of each year, subject to annual review and approval by the Board, and generally consist of 50% Restricted Stock Units (RSUs) and 50% Performance Restricted Stock Units (PRSUs). RSUs generally vest equally over three years in accordance with the terms set forth in the grant. PRSUs are eligible to vest after three years based on performance against targets established for the three-year performance period, and vesting can range from 0% to 150% of PRSUs granted. Your annual LTIP target will be 525% of your base salary beginning in 2023 (for 2022 you will receive the Sign-On Equity Grant described below).

Sign-On Equity Grant. You will be granted a restricted stock unit award (“RSUs”) with a dollar-denominated value equal to $3,775,000. Consistent with the Company’s practice, this grant will be awarded on the 15th day of the month after you execute this letter, or, if the 15th day of the month is not a business day, on the first business day thereafter (which is anticipated to be May 16, 2022). The number of RSUs will be determined by dividing this value by the average closing price of the Company’s common stock during the 15 trading day period ending on and including the grant date. 50% of the RSUs will vest in substantially equal installments on each of (i) the first anniversary of the grant date, (ii) January 18, 2024 and (iii) January 18, 2025, subject to continued employment. The remaining 50% of the RSUs will vest based on the same performance and time-vesting conditions as applied to the annual equity awards granted by the Company in 2022. The RSUs will be subject to the terms and conditions set forth in the Company’s 2018 Equity Incentive Plan and an award agreement in a form prescribed by the Company.

Summary of Employment Offer Key Terms

Compensation Element	Amount
Annual Base Salary	$1,000,000
Management Incentive Plan	Target is 120% of Base Salary ($)
Long Term Incentive Plan	Target is 525% of Base Salary ($)
Total	$7,450,000

Sign-On Equity Grant Value	$3,775,000

Severance. You will continue to be a participant in the Company’s Executive Severance Plan (the “Severance Plan”), subject to the following amendments: (i) upon a Qualifying Termination during a Non-CIC Period, you will be entitled to receive 200% (rather than 100%) of the sum of your Base Salary and Target Bonus Amount and your COBRA premium entitlement will equal 24 months (rather than 12 months) of premiums for COBRA continuation coverage; (ii) upon a Qualifying Termination during a CIC Period, you will be entitled to receive 300% (rather than 200%) of the sum of your Base Salary and Target Bonus Amount. Capitalized terms not defined herein shall have the same meaning as set forth in the Severance Plan and (iii) notwithstanding anything in the Severance Plan or otherwise to the contrary: (1) the avoidance of doubt, for purposes of clause (iv) of the definition of “Good Reason” of the Severance Plan, this agreement shall constitute an “employment agreement”; and (2) any Release under the Severance Plan

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shall exclude claims for indemnification (including advancement of expenses) and directors and officers insurance coverage.

Employment Relationship. We greatly look forward to having you accept this offer to be the Company’s CEO. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representation may be considered a contract for any definite or specific period. This is the full and complete agreement between you and the Company of these terms. The at-will nature of your employment may only be changed in an express written agreement signed by you and an authorized officer of the Company (other than you).

Tax Matters.

•	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
•

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

Governing Law. The terms of this letter agreement and the resolution of any disputes as to meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York County in the State of New York in connection with any Dispute or any claim related to any Dispute, except as otherwise provided in any agreement between you and the Company containing restrictive covenants.

Legal Advice. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement. You represent and warrant that you have, in fact, retained a personal attorney for such purpose and have received the advice of such attorney with respect to the terms of this letter agreement, and the negotiation of this letter agreement, prior to entering into either and including, without limitation, with respect to the covenants and provisions noted in the preceding sentence. The Company shall pay or reimburse you $15,000 for your legal costs incurred in the negotiation of this letter agreement and related agreements, within thirty (30) days of receipt of an invoice therefor.

Indemnification/D&O Coverage. The Company shall provide you with the form of Indemnification Agreement attached hereto as Exhibit A and shall provide you with directors and officers

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insurance coverage on a basis no less favorable than that provided to any other director or officer.

If you wish to accept this offer, please sign below and return the fully executed letter to me and Jonathan Olefson (Jonathan.Olefson@SyneosHealth.com). You should keep one copy of this letter for your own records. Should you have any questions about this letter agreement, please do not hesitate to contact me. Congratulations!

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Sincerely,

/s/ John Dineen

John Dineen

Chair, Board of Directors

By:	/s/ Michelle Keefe	Date:	April 29, 2022
Name:	Michelle Keefe

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EXHIBIT A

[Separately filed with the Securities and Exchange Commission]

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